Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc. Closes on New UK 5-Year £230 Million Multi-Property Financing and Common Stock Offering

Refinancing Lowers the Cost of Borrowings Secured by UK Assets and Extends GNL's
Overall Weighted Average Debt Duration from 3.3 Years at June 30, 2018 to 3.9 Years Today

4.6 Million Share Common Stock Offering Raises $95 Million in Gross Proceeds

NEW YORK, August 21, 2018 /PRNewswire/ --  Global Net Lease, Inc.  (NYSE: GNL), a real estate investment trust focused on the acquisition of net lease properties, has closed a new 5-year £230 million ($293 million equivalent based on exchange rates on that date) multi-property financing which encumbers GNL’s 43 assets located in the United Kingdom ("UK Multi-Property Financing").  The UK Multi-Property Financing, a syndicated balance sheet loan lead by Lloyds Bank, closed on August 16, 2018 and replaces the individual property loans on 38 of these properties. CBRE Capital Advisors was engaged to advise and arrange this financing.

Additionally, GNL today announced that it raised $94.99 million in gross proceeds in connection with its recent 4.6 million share common stock offering.

UK Multi-Property Financing

The net proceeds from the UK Multi-Property Financing were used to repay approximately £209 million of fixed-rate mortgage indebtedness encumbering 38 of the 43 properties. The principal amount of fixed-rate mortgage indebtedness with respect to the other five properties was repaid during February, May, June and July of 2018, so they were therefore unencumbered at the time of closing of the UK Multi-Property Financing.

The maturity date of the UK Multi-Property Financing is August 13, 2023, and it bears interest at a rate of 1.975% + 3-month GBP LIBOR, with the interest rate for 80% of the loan amount fixed by a swap agreement to 3.299%.

"The refinancing of our UK assets has been a priority for us this year. We are pleased to have worked with CBRE to secure attractive financing terms with Lloyds and to have significantly extended the debt maturity on our UK assets to five years from what was a remaining term of one year for the encumbered properties and to have lengthened our overall portfolio debt maturity to 3.9 years from 3.3 years,” said James Nelson, GNL’s Chief Executive Officer. "The new financing provides us with a balance of fixed and floating rate debt and lowers our cost of debt on the UK assets to an estimated 3.20% all-in weighted average interest rate1”

“We established our relationship with GNL in 2015 and are delighted to have been mandated as exclusive arranger for the refinancing of the whole of their UK portfolio which repaid facilities previously provided by a number of lenders. By working closely with our client, we were able to deliver a debt product which met both their flexibility and timing requirements and we look forward to continuing to grow our relationship in future,” commented Klaus Betz-Vais, the Head of CRE Institutional Clients at Lloyds. Andy Tallon, Senior Director, Ireland & UK Debt & Structured Finance, CBRE Ltd | Capital Advisors commented, “We are delighted to have advised GNL on the refinancing of this significant portfolio of UK assets. The process demonstrated strong appetite from lenders, both domestic and international to provide borrowings for a well-diversified quality portfolio of this kind”.

Additional details regarding the UK Multi-Property Financing are available in GNL's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 16, 2018.

Common Stock Offering

On August 20, 2018 GNL closed on the previously announced underwritten public offering of 4,000,000 shares of common stock at a public offering price of $20.65 per share. GNL granted the underwriters a 30-day option to purchase 600,000 additional shares of common stock and all 600,000 shares have been purchased in connection with this option.

The gross proceeds from the offering were $94.99 million. The net proceeds (after deducting the underwriting discount but not other estimated offering expenses payable by GNL) of $91.2 million will fund acquisitions, including a portion of the $135.9 million purchase price for the pending acquisitions of two net lease distribution properties to be leased to FedEx Freight and to a leading global supply chain and logistics services company which are expected to close in September and October 2018, respectively.

1 Based on a 5-year swap rate of 1.33% fixed at closing with respect to 80% of the principal amount and the 3-month GBP LIBOR set at closing which will continue to adjust with the market and reset every three months with respect to the remaining 20% of the principal amount.

The joint book-running managers for the offering were BMO Capital Markets and UBS Investment Bank.

Mr. Nelson commented, “GNL’s growth is fueled in part by our ability to capitalize on opportunities in the equity and debt capital markets. This offering demonstrates our ability to work with firms like BMO and UBS Investment Bank to complete a transaction sized and structured to help address our capital requirements.”

Additional details regarding the common stock offering are available in GNL's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 17, 2018.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 28, 2018 and subsequent Quarterly Reports on Form 10-Q. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com
Phone: (212) 415-6510

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